Exhibit 99.1

JETBLUE AIRWAYS REPORTS MARCH TRAFFIC

New York, NY (April 12, 2017) -- JetBlue Airways Corporation (NASDAQ: JBLU) reported its preliminary traffic results for March 2017. Traffic in March increased 2.9 percent from March 2016, on a capacity increase of 4.2 percent.

Load factor for March 2017 was 85.7 percent, a decrease of 1.1 points from March 2016. JetBlue’s preliminary completion factor was 96.1 percent and its on-time (1) performance was 70.8 percent. JetBlue’s preliminary revenue per available seat mile (RASM) for the month of March decreased approximately 6.5 percent year over year. March RASM increased approximately 0.5 percent excluding an estimated 7 point impact from the timing of Easter, one point larger than previously expected. First quarter RASM is now expected to decline approximately 4.8 percent. JetBlue continues to expect that April RASM, adjusted for Easter, will increase more than March.

Effective for the second quarter, JetBlue will no longer report monthly RASM. JetBlue will provide 2Q17 RASM guidance on the first quarter earnings conference call on April 25, 2017.
JETBLUE AIRWAYS TRAFFIC RESULTS

	March 2017	March 2016	% Change
Revenue passenger miles (000)	4,079,182	3,965,162	2.9%
Available seat miles (000)	4,760,418	4,567,104	4.2%
Load factor	85.7%	86.8%	-1.1 pts.
Revenue passengers	3,486,317	3,309,300	5.3%
Departures	30,206	28,530	5.9%
Average stage length (miles)	1,074	1,106	-2.9%

	Y-T-D 2017	Y-T-D 2016	% Change
Revenue passenger miles (000)	11,399,000	10,975,527	3.9%
Available seat miles (000)	13,579,770	13,028,581	4.2%
Load factor	83.9%	84.2%	-0.3 pts.
Revenue passengers	9,710,529	9,118,663	6.5%
Departures	85,724	81,239	5.5%
Average stage length (miles)	1,079	1,109	-2.7%

(1) The U.S. Department of Transportation considers on-time arrivals to be those domestic flights arriving within 14 minutes of schedule.

JetBlue is New York's Hometown Airline®, and a leading carrier in Boston, Fort Lauderdale-Hollywood, Los Angeles (Long Beach), Orlando, and San Juan. JetBlue carries more than 38 million customers a year to 101 cities in the U.S., Caribbean, and Latin America with an average of 1,000 daily flights. For more information please visit jetblue.com.

CONTACTS

JetBlue Investor Relations
Tel: +1 718 709 2202
ir@jetblue.com

JetBlue Corporate Communications
Tel: +1 718 709 3089
corpcomm@jetblue.com